Exhibit 10.6
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT No. 1 (this “Amendment”), dated as of March 10, 2020 and effective as of January 1, 2020 (the “Effective Date”), by and between Systemax Inc. (“Systemax” or the “Company) and ERIC LERNER (the “Employee”), to the Employment Agreement, dated as of April 12, 2012, by and between the Company and Employee (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.
RECITALS

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth herein.

NOW, THEREFORE, it is mutually agreed as follows:
1.Amendment to Section 2(b). Effective as of the Effective Date of this Amendment, Section 2(b) of the Agreement shall be amended and restated as follows:

“(b) Annual Cash Bonus. You shall be eligible to earn a target cash bonus of 50% of your base salary during each year of the Employment Period based on meeting the performance objectives established for you by the Company (the “Bonus”). In calculating your total Bonus to be paid in respect of any year (or portion thereof) for which you are employed, 50% of the Bonus will be based on individual performance objectives for the Legal Department’s accomplishments and 50% of the Bonus will be based on the performance objectives for the Company under its NEO Cash Bonus Plan for the applicable year; provided that the allocation between individual performance objectives and Company performance objectives may be amended from time to time to match the changes generally made to the allocations for other members of the Company’s senior management having the title of Senior Vice President. For illustrative purposes, in calculating your total Bonus to be paid in respect of 2019, 80% of the Bonus was based on individual performance objectives for the Legal Department’s accomplishments and 20% of the Bonus was based on the shared Company objectives, consistent with the allocation used for other Senior Vice Presidents in 2019. Depending upon achievement of these performance objectives in any year, Bonuses may be paid in amounts greater or lesser than the target cash Bonus amount. The Bonus, if earned, shall be paid by the Company to you within 75 days following the end of each year during the Employment Period in accordance with the Company’s annual bonus practices for its senior executives. Your annual target cash Bonus will be reviewed annually by the Company and may be increased (but not decreased) in the discretion of the Company. The Bonus for the portion of the first year of the Employment Period for which you are employed shall be prorated for the portion of the year in which you were employed.”

2.     Miscellaneous.
(a)      In all other respects, the Agreement as previously in effect is ratified and confirmed, and the Agreement, as amended herein, continues in full force and effect.
(b)     The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first written above.

SYSTEMAX INC.

By:	/s/ Barry Litwin
Name: Barry Litwin
Title: Chief Executive Officer

/s/ Eric Lerner
ERIC LERNER